SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D. C.  20549


                                 FORM 8-K
                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


             DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                             NOVEMBER 22, 1995


                        F & M NATIONAL CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                 VIRGINIA
              (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                  0-5929
                         (COMMISSION FILE NUMBER)

                                54-0857462
                           (IRS EMPLOYER NUMBER)

               38 ROUSS AVENUE, WINCHESTER, VIRGINIA  22604
        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

            REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                               540-665-4200


                                 NO CHANGE
       (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                 FORM 8-K
                        F & M National Corporation
                           Winchester, Virginia

ITEM 5. OTHER MATERIALLY IMPORTANT EVENTS.

On November 22, 1995, the Boards of Directors of F&M National Corporation ("F&M", Winchester, Virginia, and FB&T Financial Corporation ("FB&T"), Fairfax, Virginia, approved a definitive agreement for the affiliation of FB&T Financial Corporation with F&M National Corporation. FB&T Financial is the parent company for Fairfax Bank & Trust Company based in Fairfax, Virginia. The agreement requires the approval of various regulatory agencies and the shareholders of FB&T Financial Corporation and satisfaction of other standard conditions.

Under the terms of the Agreement, F&M would exchange the number of its shares of common stock whose aggregate market value determined as of the date of closing equals $35.00, giving the transaction an indicated value of approximately
$47.3 million. The transaction is intended to qualify as a tax-free exchange and be accounted for as a pooling of interests. FB&T Financial also granted F&M an option exercisable under certain circumstances, to acquire 252,000 shares of FB&T common stock (subject to adjustment) at a price of $22.75 per share.

F&M, with assets in excess of $1.8 billion, is a multi-bank holding company headquartered in Winchester, Virginia. It has eight banking affiliates in Virginia, the largest of which is F&M Bank-Winchester, and three banking affiliates in West Virginia. F&M's common stock is listed on the New York Stock Exchange under the symbol "FMN".

FB&T Financial reported total assets of approximately $244.6 million as of September 30, 1995, and through Fairfax Bank & Trust Company operates 11 banking offices in the City of Fairfax and Fairfax and Prince William Counties. FB&T's common stock is traded on the NASDAQ National Market under the symbol "FBTC".

Scott & Stringfellow, Inc., is serving as financial advisor to FB&T Financial for this transaction.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         None


Pursuant to the filing requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F & M NATIONAL CORPORATION



/s/
By: Alfred B. Whitt, Senior Vice President and Secretary


DATE:  November 24, 1995